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                                                                    Exhibit 23.2

                     CONSENT OF DONALDSON, LUFKIN & JENRETTE

     We hereby consent to the inclusion of our opinions, dated February 21, 2000, in the joint proxy statement/prospectus of MedicaLogic, Inc., Medscape, Inc. and Total eMed, Inc., which is a part of this Registration Statement on Form S-4 and to the references to such opinions in such joint proxy statement/prospectus. In executing this consent, we do not admit or acknowledge that Donaldson, Lufkin & Jenrette Securities Corporation is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Date: March 29, 2000

DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

By: CHET MEHTA
   ----------------------------
Name: Chet Mehta
Title: Senior Vice President